Exhibit 99.1

                                    ALFACELL
                                  CORPORATION

FOR IMMEDIATE RELEASE:

Contact:
Alfacell Corporation                                  Financial Inquiries:
Kuslima Shogen, CEO                                   RJ Falkner & Company, Inc.
(973) 748-8082                                        Investor Relations Counsel
info@alfacell.com                                     (800) 377-9893
                                                      info@rjfalkner.com

 ALFACELL RECEIVES ADDITIONAL $1.5 MILLION IN PRIVATE PLACEMENT OF COMMON STOCK

BLOOMFIELD, N.J. (February 2, 2004) -- ALFACELL Corporation (OTCBB: ACEL), a leader in the research and development of ribonucleases for anti-cancer and other therapeutic applications, today announced the completion of a private placement of common stock and common stock purchase warrants with an institutional investor that raised $1.5 million in gross proceeds for the Company. This completes the original capital commitment by the same institutional investor that was announced September 5, 2003.

On January 30, 2003 the Company issued 379,170 shares of common stock at a price of $3.96 per share and warrants to purchase an additional 189,585 shares of common stock at an exercise price of $4.75 per share. The $3.96 per-share price represents a 5% discount from the average closing price of ACEL shares on the OTC Bulletin Board during the past 20 trading days.

"These are exciting times for Alfacell," stated Kuslima Shogen, Chief Executive Officer of Alfacell Corporation. "While much has been written recently about RNA and RNAi as a source of a new class of drugs, we believe that Alfacell is the only company with an RNA drug in clinical trials at this time, and certainly the only one in a Phase III trial. Having begun our work in this field during the early 1980s, we believe Alfacell is a leader in this rapidly expanding science. We have received Fast Track designation from the FDA, for the use of our flagship drug, ONCONASE(R), to treat malignant mesothelioma, a fatal cancer resulting from exposure to asbestos. Based on the results of the interim analysis, we expect to file the NDA this year. A portion of the proceeds from the private placement will be allocated to an expansion in the ONCONASE clinical development program to include the treatment of other advanced-stage cancers, such as non-small-cell lung cancer and advanced breast cancer."

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"We are very pleased that this institutional investor has elected to accelerate the funding of their additional investment at a price significantly higher than their initial investment last September," continued Shogen. "Their confidence in our company and its proprietary anti-cancer and other therapeutic technologies is greatly appreciated."

The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alfacell Corporation

Alfacell Corporation, headquartered in Bloomfield, NJ, is a leader in the research and development of ribonucleases for anti-cancer and other therapeutic applications. Over forty sites in the U.S., Germany and Italy are participating in Alfacell's International Malignant Mesothelioma Program. For more information concerning participation in the International Malignant Mesothelioma Program, please contact Alfacell at patientinfo@alfacell.com.

Additional information on Alfacell can be found on Alfacell's website homepage at www.alfacell.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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